Exhibit 99.1

 MOVIE GALLERY REPORTS RECORD RESULTS FOR THE 2004-FOURTH QUARTER AND FULL YEAR

     - Revenues reached $208.4 million for the quarter and $791.2 million for the year;
     - New store openings totaled 314 during the year, establishing a new record;
     - Adjusted EBITDA for fiscal 2004 surpassed $111 million; and, - Net income and earnings per share both hit record highs in fiscal 2004

    DOTHAN, Ala., March 18 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced record revenues for the 2004-fourth quarter, which ended January 2, 2005. Total revenues in the 2004-fourth quarter were $208.4 million, an increase of 6.6% from $195.5 million in the year-ago quarter. Net income for the 2004-fourth quarter was $11.4 million, or $0.36 per diluted share, which included a one-time, non-cash charge of $3.8 million after-tax, or $0.12 per diluted share, related to a correction in the Company's accounting for leasehold improvements and equity losses of $0.5 million after-tax, or $0.02 per diluted share, related to its investments in various alternative delivery vehicles for movie content. Excluding these items, net income in the 2004-fourth quarter would have been $0.50 per share on an on-going basis. For the 2003-fourth quarter, the Company's net income was $17.5 million, or $0.52 per diluted share, which included a non-cash charge of $0.01 per diluted share associated with the fourth quarter 2002 rental inventory amortization change in estimate and equity losses of $0.01 per diluted share related to investments in various alternative delivery vehicles.

    For fiscal 2004, total revenues were $791.2 million, a 14.3% increase over fiscal 2003. Net income for fiscal 2004 was $49.5 million, or $1.52 per diluted share, which included a non-cash after-tax charge of $0.12 per diluted share related to the correction in the Company's accounting for leasehold improvements, a non-cash charge of $0.02 per diluted share associated with stock option compensation, and equity losses of $0.11 per diluted share related to alternative delivery vehicles. Excluding these items, the Company's net income for fiscal 2004 would have been $1.77 per share on an on-going basis. For fiscal 2003, the Company's net income was $49.4 million, or $1.48 per diluted share, which included a non-cash charge of $0.11 per diluted share related to the rental inventory amortization change in estimate, a non-cash charge of $0.03 associated with stock option compensation and equity losses of $0.03 per diluted share related to alternative delivery vehicles. Excluding these items, net income for fiscal 2003 would have been $1.65 per share on an on-going basis.

    "We achieved record sales and profits in fiscal 2004, representing our sixth consecutive year of record financial results," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "Adherence to our internal growth strategies and low cost operating philosophy helped us deliver solid operating results in spite of a significantly weaker home video release schedule in the second half of 2004. Furthermore, the Company's strong free cash flow and balance sheet enabled us to internally finance 100% of our operating needs and capital expenditures, repurchase $50 million of our common stock, and complete 2004 with no long-term debt."

    "During the year, we continued to enhance our growth by committing significant resources to the development of new stores, acquisitions, the expansion of our international presence and the development of several key initiatives such as our game business," added Malugen. "In doing so, we are continuously building upon our strong market positions while searching for profitable growth opportunities in the home entertainment industry. Accordingly, in 2004, we added a net total of 324 stores, with 314 new stores, 74 acquired stores and 64 store closures. As a result, at year end, we had a total of 2,482 stores throughout North America, with 2,276 stores in the United States, 201 stores in Canada, and 5 stores in Mexico."

    Lease Accounting Matters
    On February 7, 2005, the Securities and Exchange Commission ("SEC") clarified certain lease accounting matters and their application under generally accepted accounting principles. The SEC specifically addressed the depreciable life of leasehold improvements, rent holidays and landlord-tenant incentives.

    As have other companies in the retail industry, Movie Gallery, together with its external auditor, reviewed its accounting practices with respect to rent and leasehold improvements and determined to take a one-time, pre-tax non-cash charge of $6.3 million ($3.8 million after-tax or $0.12 per diluted share) to conform the Company's accounting to the treatment outlined in the SEC clarification. This represents the total cumulative impact of the adjustment, which has been recorded in the fourth quarter of fiscal 2004.

    The non-cash charge recorded in the 2004-fourth quarter was comprised of $2.1 million after-tax, or $0.07 per share, for the current year and $1.7 million after-tax, or $0.05 per share, for prior years. There will be no impact on future cash flows.

    Fourth Quarter Results
    For the 2004-fourth quarter, total revenues were $208.4 million, an increase of $12.9 million over the fourth quarter last year. Rental revenues for the 2004-fourth quarter were $191.1 million, or 91.7% of total revenues, versus $173.5 million, or 88.7% of total revenues, in the comparable period last year. Product sales for the 2004-fourth quarter were $17.3 million, or 8.3% of total revenues, versus $22.0 million, or 11.3% of total revenues, in the year-ago quarter. The increase in total revenues was primarily driven by a 15.6% increase in the average number of stores operated during the period and partially offset by an overall 6.0% decrease in same-store sales versus the year-ago quarter. As anticipated, the decline in the Company's 2004-fourth quarter same-store sales were principally caused by: (i) both holidays, Christmas and New Year's Day, occurring on the weekend; (ii) a significantly weaker home video release schedule of movie titles that grossed over $100 million at the box office; (iii) a 21.4% decrease in product sales revenue due to a reduction in new release movie inventory for sell-through; and, (iv) an unfavorable warm and dry weather pattern across much of the United States.

    Total gross profit was $140.8 million, or a 67.6% total gross margin, for the 2004-fourth quarter versus a total gross profit of $128.3 million, or a 65.6% total gross margin, in the 2003-fourth quarter. Excluding the charge associated with the rental inventory amortization change in estimate, total gross profit in the 2003-fourth quarter would have been $129.2 million, or a 66.1% gross margin.

    Rental gross profit for the 2004-fourth quarter was $135.7 million, or a 71.0% rental margin, compared to a rental gross profit of $124.0 million, or a 71.5% rental gross margin, in the same period last year. Excluding the charge associated with the rental inventory amortization change in estimate, the Company's rental gross profit in the 2003-fourth quarter would have been $124.8 million, or a 72.0% rental margin. Gross profit on product sales in the 2004-fourth quarter was $5.1 million, or a 29.6% sell-through gross margin, versus a gross profit on product sales of $4.3 million, or a 19.7% sell-through gross margin, in the year-ago quarter.

    Store operating expenses for the 2004-fourth quarter were $107.6 million, or 51.6% of total revenues. Excluding the lease accounting charge, store operating expenses for the 2004-fourth quarter would have been $101.3 million, or 48.6% of total revenues, versus $86.4 million, or 44.2% of total revenues, in the comparable period last year. The increase in store operating expenses as a percentage of total revenues was primarily driven by the 6.0% decrease in same-store revenues for the 2004-fourth quarter versus the year-ago quarter, as certain operating expenses are fixed. To a lesser extent, the increase in store operating expenses was also driven by the 30.3% increase in the number of new store openings since last year given that new stores have higher expense ratios during their first year of operation due to the combination of start-up costs and a lower revenue base.

    General and administrative expenses ("G&A") for the 2004-fourth quarter were $12.8 million, or 6.1% of total revenues, versus $12.1 million, or 6.2% of total revenues, in the comparable period last year.

    For the 2004-fourth quarter, operating income was $19.8 million, or 9.5% of total revenues. Excluding the lease accounting charge, our operating income would have been $26.1 million, or 12.5% of total revenues. Comparatively, our operating income in the 2003-fourth quarter was $29.4 million, or 15.1% of total revenues.

    Net cash provided by operating activities for the 2004-fourth quarter was $44.8 million versus $44.4 million in the year-ago quarter.

    Adjusted EBITDA for the 2004-fourth quarter was $28.2 million, or 13.5% of total revenues, versus $32.7 million, or 16.7% of total revenues, in the comparable period last year. Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes.

    Fiscal 2004 Operating Results
    For fiscal 2004 ended January 2, 2005, total revenues were up $98.8 million to $791.2 million, a 14.3% increase over the prior year's total revenues of $692.4 million. The increase in total revenues was driven by a 19% increase in the average number of stores operated in fiscal 2004 versus the prior year. The increase in total revenue was partially offset by a 1.5% decline in same-store revenues driven primarily by the significantly weaker home video release schedule in the second half of 2004.

    Operating income for fiscal 2004 was $87.6 million, or 11.1% of total revenues. Excluding the lease accounting charge and the charge associated with stock option compensation, operating income would have been $94.7 million, or 12.0% of total revenues. For fiscal 2003, operating income was $83.3 million, or 12.0% of total revenues, which included expenses and non-cash charges related to the rental inventory amortization policy change and stock option compensation. Excluding these items, operating income would have been $90.8 million, or 13.1% of total revenues, in fiscal 2003.

    Net cash provided by operating activities for fiscal 2004 was $105.5 million, an increase of $9.9 million, or 10.4%, from $95.6 million in fiscal 2003.

    Adjusted EBITDA for fiscal 2004 was $111.7 million, or 14.1% of total revenues, versus $109.4 million, or 15.8% of total revenues, in fiscal 2003.

    Business Outlook for 2005
    The Company's expectations for both the 2005-first quarter and fiscal 2005 are:

    -- The Company expects to open approximately 400 stores in 2005, requiring a capital investment of approximately $52 million. In addition to the pending acquisitions of Hollywood Entertainment (Nasdaq: HLYW) and VHQ Entertainment, Inc. (TSX: VHQ), the Company will continue to pursue other strategic acquisitions. However, the Company's 2005 guidance does not include projections from any pending or future acquisitions.

    -- Same-store sales are projected to be in a range of 0.5% to +1.5% for the 2005-first quarter. In total for fiscal 2005, the Company is forecasting same-store sales to be in a range of 0% to +3%.

    -- Total revenues for the 2005-first quarter are forecasted to range between $228 million and $233 million, an increase of more than 12% over the prior year's first quarter. In total for fiscal 2005, the Company projects total revenues to be in a range of $875 million and $900 million, an increase of approximately 11% over the prior year driven primarily by the continued growth in its store base.

    -- Earnings for the 2005-first quarter are forecasted to range between $0.56 and $0.60 per diluted share. For fiscal 2005, the Company projects earnings to be in a range of $1.78 to $1.88 per diluted share, which includes about $0.06 per diluted share in accelerated depreciation expense related to the Company's accounting for leases.

    -- The Company expects other ongoing capital expenditures for 2005 to be approximately $25 million.

    Update on the Hollywood Entertainment Acquisition
    On January 10, 2005 Movie Gallery announced that it entered into a definitive merger agreement with Hollywood Entertainment Corporation (Nasdaq:
HLYW) under which Movie Gallery will acquire all outstanding shares of Hollywood for $13.25 per share in cash or approximately $850 million. Movie Gallery filed with the Federal Trade Commission and has already received regulatory clearance to proceed with its planned acquisition of Hollywood. Approval by Hollywood shareholders of the proposed merger and satisfaction of other customary closing conditions are required to complete the transaction. The combination will create a leading North American rentailer. The Company expects the combination to significantly expand its market presence and to enhance value for its shareholders.

    "Our all-cash acquisition of Hollywood provides greater closing certainty and will deliver real value to Hollywood shareholders," said Page Todd, Executive Vice President and General Counsel of Movie Gallery. "We continue to believe both the FTC and the courts will conclude that a combined Blockbuster-Hollywood would significantly harm competition and lead to higher video rental fees for the consumer. Furthermore, contrary to Blockbuster's many public statements, we believe that Blockbuster's flawed market theory will not survive the scrutiny of a federal court and for that reason we expect the FTC to obtain an injunction preventing Blockbuster from proceeding with its hostile takeover attempt."

    Conference Call Information
    Management will have a conference call today (March 18, 2005) at 11:00 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: http://www.moviegallery.com

    About Movie Gallery
    Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. Movie Gallery currently owns and operates more than 2,500 stores located primarily in the rural and secondary markets throughout North America, including over 200 stores in Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

      For More Information Contact
      Financial -- Thomas D. Johnson, Movie Gallery, Inc.,(334) 702-2400 Media -- Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher,
      (212) 355-4449 ext. 127

    Forward-Looking Statements
    This release contains forward-looking statements, including statements relating to Movie Gallery's financial estimates for the 2005-first quarter and fiscal 2005 year, growth opportunities in the home entertainment industry, anticipated new store openings and Movie Gallery's proposed acquisition of Hollywood Entertainment, including anticipated benefits to Hollywood's and Movie Gallery's shareholders. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include: (i) same-store revenues are less than projected; (ii) the number of new store openings during the year is less than projected; (iii) the Company's actual expenses differ from estimates and expectations;

(iv) competitive pressures are greater than anticipated; (v) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (vi) movie studios could change their distribution policies, (vii) video game hardware and software manufacturers may fail to introduce new products;
(viii) Movie Gallery's information systems may fail to perform as anticipated;
(ix) consumer demand for movies and games may be less than expected; (x) availability of movies and games may be less than expected; (xi) competitive pressures, including technological advances, may be greater than anticipated;
(xii) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xiii) matters related to closing conditions contained in the merger agreement between Movie Gallery and Hollywood, including approval of the Hollywood shareholders and conditions to the consummation of the financing contemplated by the merger agreement; (xiv) risks and costs related to integrating acquisitions; (xv) effects of the long-term indebtedness to be incurred to fund the proposed acquisition of Hollywood and (xvi) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal years ended January 4, 2004 and January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

    HOLLYWOOD STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about the parties, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov ). Copies of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement will also be available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn: Investor Relations.

    The directors and executive officers of Hollywood and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Hollywood's directors and executive officers will be available in the definitive proxy statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

                               MOVIE GALLERY, INC.
                         Unaudited Financial Highlights
                          and Supplemental Information
                  (dollars in thousands, except per share data)

                           Thirteen Weeks Ended                Fifty-Two Weeks Ended
                      -------------------------------     -------------------------------
                       January 4,        January 2,        January 4,        January 2,
                          2004              2005              2004              2005
                      -------------     -------------     -------------     -------------
Total revenues        $     195,509     $     208,429     $     692,395     $     791,177
Net income            $      17,460     $      11,388     $      49,436     $      49,488
Net income per
diluted share         $        0.52     $        0.36     $        1.48     $        1.52
Weighted average
diluted shares
outstanding                  33,586            31,411            33,370            32,552
Net cash provided
by operating
activities            $      44,361     $      44,793     $      95,555     $     105,489
Adjusted EBITDA       $      32,686     $      28,195     $     109,416     $     111,674
Store count:
Beginning
of period                     2,050             2,383             1,784             2,158
New store
builds                           78                93               241               314
Stores
acquired                         36                14               170                74
Stores closed                    (6)               (8)              (37)              (64)
End of period                 2,158             2,482             2,158             2,482
Same-store revenues
increase (decrease)             6.0%             (6.0)%             7.0%             (1.5)%

                               MOVIE GALLERY, INC.
                        Consolidated Statements of Income
                                   (Unaudited)
                      (in thousands, except per share data)

                                            Thirteen Weeks Ended             Fifty-Two Weeks Ended
                                       ------------------------------    ------------------------------
                                        January 4,       January 2,       January 4,       January 2,
                                           2004             2005             2004             2005
                                       -------------    -------------    -------------    -------------
Revenues:
  Rentals                              $     173,471    $     191,113    $     629,793    $     729,167
  Product sales                               22,038           17,316           62,602           62,010
   Total revenues                            195,509          208,429          692,395          791,177
Cost of sales:
  Cost of rental revenues                     49,473           55,397          184,439          208,160
  Cost of product sales                       17,696           12,197           50,143           41,942
    Gross profit                             128,340          140,835          457,813          541,075
Operating costs and
   expenses:
  Store operating expenses                    86,365          107,637          324,466          395,425
  General and
   administrative                             12,061           12,765           46,522           54,644
  Amortization of intangibles                    614              639            2,003            2,601
  Stock option compensation                     (145)              36            1,481              831
  Operating income                            29,445           19,758           83,341           87,574
Interest expense, net                           (137)            (234)            (468)            (624)
Equity in losses of
  unconsolidated entities                       (750)            (855)          (1,450)          (5,746)
Income before
 income taxes                                 28,558           18,669           81,423           81,204
Income taxes                                  11,098            7,281           31,987           31,716
Net income                             $      17,460    $      11,388    $      49,436    $      49,488
Net income per share:
Basic                                  $        0.53    $        0.37    $        1.53    $        1.54
Diluted                                $        0.52    $        0.36    $        1.48    $        1.52
Weighted average shares outstanding:
Basic                                         32,716           31,073           32,406           32,096
Diluted                                       33,586           31,411           33,370           32,552
 Cash dividends per common share       $        0.03    $        0.03    $        0.03    $        0.12

                               MOVIE GALLERY, INC.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                        January 4,      January 2,
                                           2004            2005
                                       -------------   -------------
                                                        (Unaudited)
Assets
Current assets:
    Cash and cash equivalents          $      38,006   $      25,518
    Merchandise inventory                     26,473          27,419
    Prepaid expenses                          10,686          12,712
    Store supplies and other                  11,019           9,493
    Deferred income taxes                      1,631           3,358
    Total current assets                      87,815          78,500
Rental inventory, net                        102,479         126,541
Property, furnishings
and equipment, net                           114,356         128,182
Goodwill, net                                136,008         143,761
Other intangibles, net                         8,473           7,741
Deposits and other assets                      8,753           7,417
Total assets                           $     457,884   $     492,142
Liabilities and stockholders' equity
 Current liabilities:
    Accounts payable                   $      70,939   $      68,977
    Accrued liabilities                       26,161          30,570
    Deferred revenue                          10,741          10,843
    Total current liabilities                107,841         110,390
Other accrued liabilities                        142               -
Deferred income taxes                         29,785          50,618
Stockholders' equity:
    Preferred stock, $.10 par
     value; 2,000,000 shares
     authorized, no shares
     issued or outstanding                         -               -
    Common stock, $.001 par value;
     65,000,000 shares authorized,
     32,840,849 and 31,075,668
    shares issued and
    outstanding, respectively                     33              31
    Additional paid-in capital               225,191         188,098
    Retained earnings                         91,098         136,750
    Accumulated other
     comprehensive income                      3,794           6,255
      Total stockholders' equity             320,116         331,134
      Total liabilities and
       stockholders' equity            $     457,884   $     492,142

                               MOVIE GALLERY, INC.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)

                                            Fifty-Two Weeks Ended
                                        ------------------------------
                                          January 4,       January 2,
                                            2004             2005
                                        -------------    -------------
Operating activities:
Net income                              $      49,436    $      49,488
Adjustments to reconcile
    net income to net cash
    provided by operating activities:
     Rental inventory amortization            132,978          144,521
     Purchases of rental inventory           (130,503)        (150,924)
     Depreciation and
      intangibles amortization                 23,569           36,185
     Stock option compensation                  1,481               64
     Tax benefit of stock
      options exercised                         3,747            4,305
     Deferred income taxes                     24,036           19,106
Changes in operating assets and
 liabilities:
     Merchandise inventory                     (7,232)            (491)
     Other current assets                      (4,905)            (500)
     Deposits and other assets                 (5,085)           1,336
     Accounts payable                           6,308           (1,962)
     Accrued liabilities
      and deferred revenue                      1,725            4,361
Net cash provided by
      operating activities                     95,555          105,489
Investing activities:
Business acquisitions                         (30,672)         (12,962)
Purchases of rental
      inventory-base stock                    (16,702)         (15,616)
Purchases of property,
      furnishings and equipment               (47,116)         (46,507)
Net cash used in investing activities         (94,490)         (75,085)
Financing activities:
Borrowings on credit facility                  31,450          129,500
Payments on credit facility                   (31,450)        (129,500)
Proceeds from exercise
      of stock options                          3,333            5,523
Proceeds from employee
      stock purchase plan                           -              403
Purchases and retirement
      of common stock                               -          (47,390)
Payment of dividends --                        (3,889)
Net cash provided by (used in)
      financing activities                      3,333          (45,353)
Effect of exchange rate
 changes on cash
 and cash equivalents                           4,053            2,461
Increase (decrease) in cash and
 cash equivalents                               8,451          (12,488)
Cash and cash equivalents at
 beginning of period                           29,555           38,006
Cash and cash equivalents at
 end of period                          $      38,006    $      25,518

                               MOVIE GALLERY, INC.
              Disclosures Regarding Non-GAAP Financial Information

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Our calculation of Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business.

    In prior periods, we presented a reconciliation of Adjusted EBITDA to operating income. We changed the format of our reconciliation beginning in the first quarter of fiscal 2004 to reconcile Adjusted EBITDA to cash provided by operating activities. We have recast the reconciliations for prior periods to conform to the new presentation. Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

                               Thirteen Weeks Ended             Fifty-Two Weeks Ended
                          ------------------------------    ------------------------------
                           January 4,       January 2,       January 4,       January 2,
                              2004             2005             2004             2005
                          -------------    -------------    -------------    -------------
Net cash provided by
 operating activities     $      44,361    $      44,793    $      95,555    $     105,489
Changes in operating
 assets and liabilities          (9,863)         (17,887)           9,189           (2,744)
Tax benefit of stock
 options exercised                 (954)             384           (3,747)          (4,305)
Deferred income taxes           (12,093)          (6,610)         (24,036)         (19,106)
Interest expense                    137              234              468              624
Income taxes                     11,098            7,281           31,987           31,716
Adjusted EBITDA           $      32,686    $      28,195    $     109,416    $     111,674

SOURCE  Movie Gallery, Inc.
    -0-                             03/18/2005
    /CONTACT: Financial: Thomas D. Johnson, +1-334-702-2400; Media: Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127, all for Movie Gallery, Inc./
    /Web site:  http://www.moviegallery.com
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